Exhibit 99.1

Fate Therapeutics Reports First Quarter 2020 Financial Results and Highlights Operational Progress

Worldwide Collaboration Formed with Janssen for Novel iPSC-derived CAR NK and CAR T-Cell Product Candidates

First Patient Treated with FT596, the First-ever Cellular Immunotherapy Engineered with Three Active Anti-tumor Modalities

Second FT596 IND Allowed by FDA for Relapse Prevention after Autologous HSCT for Non-Hodgkin Lymphoma

IND Application Submitted to FDA for FT538, the First CRISPR-edited, iPSC-derived Cell Therapy, for Multiple Myeloma

San Diego, CA – May 11, 2020 – Fate Therapeutics, Inc. (NASDAQ: FATE), a clinical-stage biopharmaceutical company dedicated to the development of programmed cellular immunotherapies for cancer and immune disorders, today reported business highlights and financial results for the first quarter ended March 31, 2020.

“We are encouraged by the resilience of our employees, our clinical trial investigators and participating patients, and our collaboration partners in the face of the challenge posed by the global pandemic. Like others, we have been affected by COVID-19, which has impacted clinical site initiation, slowed the cadence of new patient enrollment, and changed how we conduct our day-to-day business,” said Scott Wolchko, President and Chief Executive Officer of Fate Therapeutics. “Nevertheless, we have continued to enroll patients across our three Phase 1 clinical programs, expanded the clinical footprint of our FT596 program into relapse prevention following autologous HSCT, and submitted our IND application to the FDA for FT538, the first-ever CRISPR-edited, iPSC-derived cell therapy, in multiple myeloma. Additionally, we entered into a transformative collaboration with Janssen that leverages our iPSC product platform and Janssen’s proprietary tumor-targeting antigen binders to develop novel CAR NK and CAR T-Cell product candidates for hematologic malignancies and solid tumors, supporting our fundamental goal of bringing off-the-shelf, iPSC-derived cell-based cancer immunotherapies to patients.”

Clinical Programs

•

First Patient Treated with FT596 Monotherapy for Advanced Diffuse Large B-cell Lymphoma. FT596 is the industry’s first investigational cellular immunotherapy engineered with three active anti-tumor modalities to be evaluated in patients. The Company is currently conducting an open-label Phase 1 clinical trial of FT596 in patients with relapsed / refractory B-cell malignancies and chronic lymphocytic leukemia. FT596 is an off-the-shelf, multi-antigen targeted, chimeric antigen receptor (CAR) natural killer (NK) cell cancer immunotherapy derived from a clonal master induced pluripotent stem cell (iPSC) line engineered to express a proprietary CD19-targeting CAR, a novel high-affinity 158V, non-cleavable CD16 (hnCD16) Fc receptor, and a unique interleukin-15 receptor fusion (IL-15RF). The hnCD16 Fc receptor enables concurrent targeting of additional tumor-associated antigens bound by therapeutic antibodies to overcome antigen escape and promote multifaceted tumor cell killing, and IL-15RF is a potent cytokine complex that promotes survival, proliferation and trans-activation of NK cells and CD8 T cells without the need for exogenous cytokine support.

•

Second FT596 IND Application Allowed by FDA for Relapse Prevention after Autologous HSCT. The open-label Phase 1 study, which is sponsored by investigators from the Masonic Cancer Center, University of Minnesota, is intended to assess the potential of FT596 to prevent relapse in patients undergoing autologous hematopoietic stem cell transplant (HSCT) for the treatment of non-Hodgkin lymphoma. The clinical trial is expected to enroll up to 18 patients considered high risk for early relapse based on failure to achieve complete or partial remission on, or relapse within twelve months of, prior therapy. Up to three dose levels of FT596 will be administered in combination with rituximab approximately 30 days following HSCT.

•

FT500 Phase 1 Dose-Escalation Stage Successfully Completed for Advanced Solid Tumors. Three patients have been treated in the dose-escalation stage of the FT500 Phase 1 study at 300M cells per dose in combination with checkpoint inhibitor therapy. There were no dose-limiting toxicities, no FT500-related Grade ≥3 adverse events (AEs) or serious adverse events (SAEs), and no incidents of cytokine release syndrome, neurotoxicity, or graft-versus-host disease reported by investigators. Enrollment into the dose-expansion stage of the FT500 Phase 1 study is proceeding in patients with non-small cell lung cancer (NSCLC) who are refractory to, or have relapsed following, checkpoint inhibitor therapy. The Company intends to treat up to 15 patients in the outpatient setting, administering three once-weekly doses of FT500 at 300M cells per dose over up to two 30-day cycles with IL-2 cytokine support and the same checkpoint inhibitor on which the patient failed or progressed.

•

FT516 Clinical Investigation Expanded to Solid Tumors. In January, the Company announced that the U.S. Food & Drug Administration (FDA) allowed its second IND application for FT516, the Company’s off-the-shelf NK cell cancer immunotherapy derived from a clonal master iPSC line engineered to express hnCD16 Fc receptor, enabling clinical investigation in combination with PDL1-, PD1-, EGFR- and HER2-targeting monoclonal antibody (mAb) therapies across a broad range of solid tumors. The Company intends to initially evaluate FT516 in combination with avelumab in patients with advanced solid tumors who are refractory to, or have relapsed following, at least one line of anti-PDL1 mAb therapy. The multi-dose treatment course consists of three once-weekly doses of FT516 over up to two 30-day cycles. The Company is currently conducting an open-label, multi-dose Phase 1 clinical trial of FT516 as a monotherapy for the treatment of acute myeloid leukemia and in combination with CD20-directed monoclonal antibodies for the treatment of advanced B-cell lymphoma.

•

IND Application Submitted for FT538, the First CRISPR-edited, iPSC-derived Cellular Immunotherapy. FT538 is derived from a clonal master iPSC line engineered with hnCD16 and IL-15RF and edited for elimination of CD38 expression (CD38KO) to mitigate anti-CD38 antibody-mediated fratricide. The Company has recently submitted an IND application to the FDA for the clinical investigation of FT538 in combination with anti-CD38 monoclonal antibody therapy for the treatment of multiple myeloma.

•

FT516 Investigator-initiated Clinical Trial for COVID-19 Opened to Enrollment. Sponsored by investigators from the Department of Medicine, Division of Infectious Diseases and International Medicine, University of Minnesota, the open-label Phase 1 study is designed to assess the clinical safety and tolerability of FT516 for the treatment of Coronavirus Disease 2019 (COVID-19) (NCT04363346). The study is evaluating three FT516 dose-escalating strategies (90M cells on Day 1; 90M cells on Day 1 and 300M cells on Day 4; and 90M cells on Day 1, 300M cells on Day 4, and 900M cells on Day 7) in up to 20 patients at a high risk of developing critical life-threatening illness. Secondary objectives of the study include time to elimination of viral shedding, to discontinuation of supplemental oxygen support, and to hospital discharge.

Corporate Highlights

•

Strategic Collaboration Formed with Janssen for Novel iPSC-derived Cell-based Cancer Immunotherapies. In April, the Company entered into a global collaboration and option agreement with Janssen Biotech, Inc. (Janssen), one of the Janssen Pharmaceutical Companies of Johnson & Johnson, to develop iPSC-derived chimeric antigen receptor (CAR) NK and CAR T-cell product candidates targeting up to four tumor-associated antigens for which Janssen is contributing proprietary antigen binding domains. The Company is eligible to receive payments of up to $3.0 billion upon the achievement of certain development, regulatory and commercial milestones, plus tiered double-digit royalties on worldwide net sales of products targeting the antigens. In addition, the Company has the right to elect to co-commercialize each product candidate in the U.S. and share equally in profits and losses in the U.S., subject to its payment of certain clinical development costs and adjustments in milestone and royalty payments. The Company received $100 million upon entering into the collaboration, including $50 million in an upfront cash payment and $50 million from the purchase by Johnson & Johnson Innovation – JJDC, Inc. of newly issued shares of the Company’s common stock at a price per share of $31.00.

•

Lease Executed for New Corporate Headquarters with cGMP Cell Manufacturing Facility. In January, the Company entered into a lease agreement for the entirety of the Scripps Northridge Corporate Center, a 200,000-square-foot life sciences complex in San Diego, CA that is designed to include a 40,000 square foot cGMP cell manufacturing facility. The Company intends to move its corporate headquarters to the campus in the middle of 2021.

Upcoming Scientific Presentations

•

IND-enabling Data for FT819 iPSC-derived CAR T-cell to be Presented at AACR II. IND-enabling data for FT819, which is derived from a clonal master iPSC line engineered with a novel 1XX CAR targeting CD19 inserted into the T-cell receptor alpha constant (TRAC) locus and edited for elimination of T-cell receptor (TCR) expression, is scheduled to be presented at the American Association for Cancer Research (AACR) Virtual Annual Meeting II (June 22-24). In the second quarter of 2020, the Company intends to submit an IND application to the FDA for clinical investigation of FT819, the Company’s first off-the-shelf, iPSC-derived CAR T-cell product candidate.

•

FT576 Master iPSC Line Engineered with Four Anti-Tumor Modalities to be Highlighted at ASGCT. FT576 is the Company’s off-the-shelf, iPSC-derived, multi-antigen targeted CAR-BCMA NK cell product candidate for multiple myeloma that is currently undergoing preclinical development. At the American Society of Gene & Cell Therapy (ASGCT) Virtual Annual Meeting (May 12-15), the Company will highlight an innovative paradigm to generate new clonal master iPSC lines for next-generation product development. Starting with an existing clonal master iPSC line engineered with three anti-tumor modalities (hnCD16; IL15-RF; and CD38KO) as a cell backbone, a CAR-BCMA transgene was engineered into the backbone, followed by single-cell selection and generation of a new clonal master iPSC line incorporating CAR-BCMA as a fourth functional element.

•

New iPSC-derived CAR MICA/B Solid Tumor Program to be Presented at ASGCT. The Company plans to present initial preclinical data for its new off-the-shelf, iPSC-derived CAR MICA/B cancer immunotherapy program at ASGCT. MICA and MICB are pan-tumor associated stress proteins induced by malignant transformation, and proteolytic shedding of MICA/B by cancer cells is a common mechanism of immune cell evasion broadly observed across solid tumors. The Company’s proprietary CAR MICA/B program targets a specific protein region which prevents shedding to overcome tumor escape.

First Quarter 2020 Financial Results

•

Cash & Investment Position: Cash, cash equivalents and investments as of March 31, 2020 were $219.4 million. The Company’s cash, cash equivalents and investments exclude the receipt of $100.0 million in April 2020 in connection with entering into the Janssen collaboration.

•	Total Revenue: Revenue was $2.5 million for the first quarter of 2020, which was derived from the Company’s collaboration with Ono Pharmaceutical.
•	R&D Expenses: Research and development expenses were $29.3 million for the first quarter of 2020, which includes $4.3 million of non-cash stock-based compensation expense.

•	G&A Expenses: General and administrative expenses were $7.7 million for the first quarter of 2020, which includes $2.7 million of non-cash stock-based compensation expense.
•

Shares Outstanding: Common shares outstanding were 76.0 million, and preferred shares outstanding were 2.8 million, as of March 31, 2020. Each preferred share is convertible into five common shares. Common shares outstanding excludes the issuance of 1.6 million shares in April 2020 in connection with entering into the Janssen collaboration.

Today's Conference Call and Webcast

The Company will conduct a conference call today, Monday, May 11, 2020 at 5:00 p.m. ET to review financial and operating results for the quarter ended March 31, 2020. In order to participate in the conference call, please dial 877-303-6235 (domestic) or 631-291-4837 (international) and refer to conference ID 8623509. The live webcast can be accessed under "Events & Presentations" in the Investors & Media section of the Company's website at www.fatetherapeutics.com. The archived webcast will be available on the Company's website beginning approximately two hours after the event.

About Fate Therapeutics’ iPSC Product Platform

The Company’s proprietary induced pluripotent stem cell (iPSC) product platform enables mass production of off-the-shelf, engineered, homogeneous cell products that can be administered with multiple doses to deliver more effective pharmacologic activity, including in combination with cycles of other cancer treatments. Human iPSCs possess the unique dual properties of unlimited self-renewal and differentiation potential into all cell types of the body. The Company’s first-of-kind approach involves engineering human iPSCs in a one-time genetic modification event and selecting a single engineered iPSC for maintenance as a clonal master iPSC line. Analogous to master cell lines used to manufacture biopharmaceutical drug products such as monoclonal antibodies, clonal master iPSC lines are a renewable source for manufacturing cell therapy products which are well-defined and uniform in composition, can be mass produced at significant scale in a cost-effective manner, and can be delivered off-the-shelf for patient treatment. As a result, the Company’s platform is uniquely capable of overcoming numerous limitations associated with the production of cell therapies using patient- or donor-sourced cells, which is logistically complex and expensive and is subject to batch-to-batch and cell-to-cell variability that can affect clinical safety and efficacy. Fate Therapeutics’ iPSC product platform is supported by an intellectual property portfolio of over 300 issued patents and 150 pending patent applications.

About FT500

FT500 is an investigational, universal, off-the-shelf natural killer (NK) cell cancer immunotherapy derived from a clonal master induced pluripotent stem cell (iPSC) line. The product candidate is being investigated in an open-label, multi-dose Phase 1 clinical trial for the treatment of advanced solid tumors (NCT03841110). The study is designed to assess the safety and tolerability of three once-weekly doses of FT500 as a monotherapy and in combination with one of three FDA-approved immune checkpoint inhibitor (ICI) therapies – nivolumab, pembrolizumab or atezolizumab – in patients that have failed prior ICI therapy. Despite the clinical benefit conferred by approved ICI therapy against a variety of tumor types, these therapies are not curative and, in most cases, patients either fail to respond or their disease progresses on these agents. One common mechanism of resistance to ICI therapy is associated with loss-of-function mutations in genes critical for antigen presentation. A potential strategy to overcome resistance is through the administration of allogeneic NK cells, which have the inherent capability to recognize and directly kill tumor cells with these mutations.

About FT516

FT516 is an investigational, universal, off-the-shelf natural killer (NK) cell cancer immunotherapy derived from a clonal master induced pluripotent stem cell (iPSC) line engineered to express a novel high-affinity 158V, non-cleavable CD16 (hnCD16) Fc receptor, which has been modified to prevent its down-regulation and to enhance its binding to tumor-targeting antibodies. CD16 mediates antibody-dependent cellular cytotoxicity (ADCC), a potent anti-tumor mechanism by which NK cells recognize, bind and kill antibody-coated cancer cells. ADCC is dependent on NK cells maintaining stable and effective expression of CD16, which has been shown to undergo considerable down-regulation in cancer patients. In addition, CD16 occurs in two variants, 158V or 158F, that elicit high or low binding affinity, respectively, to the Fc domain of IgG1 antibodies. Numerous clinical studies with FDA-approved tumor-targeting antibodies, including rituximab, trastuzumab and cetuximab, have demonstrated that patients homozygous for the 158V variant, which is present in only about 15% of patients, have improved clinical outcomes. FT516 is being investigated in an open-label, multi-dose Phase 1 clinical trial as a monotherapy for the treatment of acute myeloid leukemia and in combination with CD20-directed monoclonal antibodies for the treatment of advanced B-cell lymphoma (NCT04023071). Additionally, the FDA has allowed investigation of FT516 in an open-label, multi-dose Phase 1 clinical trial in combination with monoclonal antibody therapy, including PDL1-, PD1-, EGFR- and HER2-targeting therapeutic antibodies, across a broad range of solid tumors.

About FT596

FT596 is an investigational, universal, off-the-shelf natural killer (NK) cell cancer immunotherapy derived from a clonal master induced pluripotent stem cell (iPSC) line engineered with three anti-tumor functional modalities: a proprietary chimeric antigen receptor (CAR) optimized for NK cell biology, which contains a NKG2D transmembrane domain, a 2B4 co-stimulatory domain and a CD3-zeta signaling domain, that targets B-cell antigen CD19; a novel high-affinity 158V, non-cleavable CD16 (hnCD16) Fc receptor, which has been modified to prevent its down-regulation and to enhance its binding to tumor-targeting antibodies; and an IL-15 receptor fusion (IL-15RF) that promotes enhanced NK cell activity. In preclinical studies of FT596, the Company has demonstrated that dual activation of the CAR19 and hnCD16 targeting receptors, in combination with IL-15RF signaling, convey synergistic anti-tumor activity. Increased degranulation and cytokine release were observed upon dual receptor activation in lymphoma cancer cells as compared to activation of each receptor alone, indicating that multi-antigen engagement may elicit a deeper and more durable response. Additionally, in a humanized mouse model of lymphoma, FT596 in combination with the anti-CD20 monoclonal antibody rituximab showed enhanced killing of tumor cells in vivo as compared to rituximab alone. FT596 is being investigated in an open-label Phase 1 clinical trial as a monotherapy, and in combination with rituximab, for the treatment of advanced B-cell lymphoma and in combination with obinutuzumab for the treatment of chronic lymphocytic leukemia (NCT04245722).

About Fate Therapeutics, Inc.

Fate Therapeutics is a clinical-stage biopharmaceutical company dedicated to the development of first-in-class cellular immunotherapies for cancer and immune disorders. The Company has established a leadership position in the clinical development and manufacture of universal, off-the-shelf cell products using its proprietary induced pluripotent stem cell (iPSC) product platform. The Company’s immuno-oncology product candidates include natural killer (NK) cell and T-cell cancer immunotherapies, which are designed to synergize with well-established cancer therapies, including immune checkpoint inhibitors and monoclonal antibodies, and to target tumor-associated antigens with chimeric antigen receptors (CARs). The Company’s immuno-regulatory product candidates include ProTmune™, a pharmacologically modulated, donor cell graft that is currently being evaluated in a Phase 2 clinical trial for the prevention of graft-versus-host disease, and a myeloid-derived suppressor cell immunotherapy for promoting immune tolerance in patients with immune disorders. Fate Therapeutics is headquartered in San Diego, CA. For more information, please visit www.fatetherapeutics.com.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding the Company’s results of operations, financial condition and sufficiency of its cash and cash equivalents to fund its operations, as well as statements regarding the advancement of and plans related to its product candidates, clinical studies and preclinical research and development programs, the Company’s progress, plans and timelines for the manufacture and clinical investigation of its product candidates, the timing for the Company’s receipt of data from its clinical trials and preclinical studies, the Company’s development and regulatory strategy, the therapeutic and market potential of the Company’s product candidates, and the expected benefits of the Company's collaboration with Janssen. These and any other forward-looking statements in this release are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include those related to the impact COVID-19 could have on our business, and include but are not limited to, the risk that results observed in prior studies of the Company’s product candidates, including preclinical studies and clinical trials, will not be observed in ongoing or future studies involving these product candidates, the risk of a delay or difficulties in the manufacturing of the Company’s product candidates or in the initiation of, or enrollment of patients in, any clinical studies, the risk that the Company may cease or delay preclinical or clinical development of any of its product candidates for a variety of reasons (including requirements that may be imposed by regulatory authorities on the initiation or conduct of clinical trials or to support regulatory approval, difficulties or delays in patient enrollment in current and planned clinical trials, difficulties in manufacturing or supplying the Company’s product candidates for clinical testing, and any adverse events or other negative results that may be observed during preclinical or clinical development), and the risk that the Company’s expenditures may exceed current expectations for a variety of reasons. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the risks and uncertainties detailed in the Company’s periodic filings with the Securities and Exchange Commission, including but not limited to the Company’s most recently filed periodic report, and from time to time in the Company’s press releases and other investor communications. Fate Therapeutics is providing the information in this release as of this date and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Availability of Other Information about Fate Therapeutics, Inc.

Investors and others should note that the Company routinely communicates with investors and the public using its website (www.fatetherapeutics.com) and its investor relations website (ir.fatetherapeutics.com) including, without limitation, through the posting of investor presentations, SEC filings, press releases, public conference calls and webcasts on these websites. The information posted on these websites could be deemed to be material information. As a result, investors, the media, and others interested in Fate Therapeutics are encouraged to review this information on a regular basis. The contents of the Company’s website, or any other website that may be accessed from the Company’s website, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	March 31,
	2020	2019
Collaboration revenue	$2,515	$2,632
Operating expenses:
Research and development	29,278	17,728
General and administrative	7,729	5,350
Total operating expenses	37,007	23,078
Loss from operations	(34,492)	(20,446)
Other income (expense):
Interest income	972	1,091
Interest expense	-	(405)
Total other income, net	972	686
Net loss	$(33,520)	$(19,760)
Other comprehensive income (loss):
Unrealized gain on available-for-sale securities, net	120	2
Comprehensive loss	$(33,400)	$(19,758)
Net loss per common share, basic and diluted	$(0.44)	$(0.30)
Weighted–average common shares used to compute basic and diluted net loss per share	75,886,964	64,920,621

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$83,366	$99,814
Short-term investments and related maturity receivables	119,918	121,613
Prepaid expenses and other current assets	4,965	5,662
Total current assets	208,249	227,089
Long-term investments	16,139	39,440
Operating lease right-of-use asset	69,200	22,752
Other long-term assets	28,302	12,993
Total assets	$321,890	$302,274

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$16,943	$20,519
Deferred revenue, current portion	2,923	2,787
CIRM award liability, current portion	3,160	2,808
Operating lease liability, current portion	1,898	1,692
Total current liabilities	24,924	27,806
Deferred revenue, net of current portion	3,124	3,775
CIRM award liability, net of current portion	790	702
Operating lease liability, net of current portion	73,834	25,235
Stockholders’ equity	219,218	244,756
Total liabilities and stockholders’ equity	$321,890	$302,274

Contact:

Christina Tartaglia

Stern Investor Relations, Inc.

212.362.1200

christina@sternir.com